Exhibit 99.1

Release:	June 15, 2001
Contact:	At MagneTek	At The Financial Relations Board

	Robert Murray Magnetek, Inc. 615-316-5270	Peter Seltzberg: 212-455-0918 John McNamara: 212-455-0927
bmurray@magnetek.com

MAGNETEK SELLS LIGHTING PRODUCTS BUSINESS TO
LITTLEJOHN & CO., LLC
FOR $105 MILLION IN CASH

Los Angeles, CA, June 15, 2001—Magnetek, Inc. (NYSE: MAG) today announced that it has sold its Lighting Products business to Littlejohn & Co., LLC, a private investment group based in Greenwich, CT, for $105 million in cash. The Lighting Products business makes lighting ballasts for fluorescent and other types of lamps.

    Proceeds from the divestiture, as previously announced, will be used to repay substantially all of Magnetek's debt of approximately $96 million and to buy back approximately 400,000 shares of its stock on the open market, completing a 10-million-share repurchase program authorized by its Board of Directors.

    Magnetek is a leading manufacturer of digital power products for applications such as communications, data processing and storage, industrial motion control, medical and commercial imaging, high-tech manufacturing and distributed power generation, in which energy reliability, efficiency and control are critical.

    "This divestiture, and a smaller one that we expect to close soon, completes the planned transformation of Magnetek from a producer of commodity component products to a provider of complex, innovative, end-to-end power solutions to meet critical energy needs," said Andrew G. Galef, Magnetek's CEO.

    Listed on the New York Stock Exchange (NYSE: MAG), Magnetek reported earnings of $.05 per share on revenue of $294 million from continuing operations for fiscal 2000, ended June 30, 2000. Through the first nine months of fiscal 2001, ended March 31, 2001, the Company reported earnings of $.28 per share on revenue of $233 million.

The foregoing announcement contains forward-looking statements that are subject to risks and uncertainties which, in many cases, are beyond the control of the company. These include but are not limited to economic conditions in general, business conditions in energy and electronic equipment markets, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, and the risk that the company's ultimate costs of doing business exceed present estimates. Further information on factors that could affect MagneTek's financial results can be found in the Company's filings with the Securities and Exchange Commission.

    To receive Magnetek's latest news release and other corporate documents via FAX—at no cost—please dial 1-800-PRO-INFO. Enter the Company's symbol MAG. Or view Magnetek's latest releases on www.magnetek.com, or www.frbinc.com.